For Immediate Release

Ferro Reports 2012 Third-Quarter Results

CLEVELAND, Ohio – October 29, 2012 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $415 million for the three-month period ended September 30, 2012, compared with net sales of $546 million in the third quarter of 2011. The Company recorded a net loss attributable to common shareholders of $316 million, or $3.66 per diluted share, in the 2012 third quarter, compared with net income attributable to common shareholders of $19.3 million, or $0.22 per diluted share, in the prior-year quarter. The adjusted net loss attributable to common shareholders, excluding special charges, was $1.9 million, or $0.02 per diluted share, compared with net income attributable to common shareholders of $20.9 million, or $0.24 per diluted share, in the third quarter of 2011.

Restructuring and impairment charges of $199 million were recorded during the third quarter. The charges included a $147 million impairment of goodwill associated with the Electronic Materials segment and a $41 million impairment of certain property, plant and equipment primarily related to a reduced outlook in the Company’s solar pastes business in the Electronic Materials segment. An impairment charge of $11 million was also recorded to reduce the value of properties and buildings related to manufacturing sites that were closed as part of restructuring initiatives executed in prior years. In addition, special charges of $5.8 million were included in cost of goods sold primarily related to write-downs of solar pastes inventories and residual costs at closed manufacturing sites involved in earlier restructuring initiatives. Special charges of $3.2 million were included in selling, general and administrative expenses primarily related to an increased reserve for other tax assets and residual expenses at sites closed as part of earlier restructuring initiatives. In addition, third-quarter results were impacted by an increased reserve on deferred tax assets that increased income tax expense by approximately $112 million. A reconciliation of reported to adjusted results excluding special charges is available in the supplementary financial data included in this press release.

The Company announced on October 9, 2012 that it is exploring strategic options for its solar pastes business in order to eliminate the ongoing negative impact from that business on earnings and cash flow. The decision was in response to a significant contraction in the worldwide market for solar pastes and insufficient progress in the qualification of the Company’s products at large solar cell producers.

“We are taking decisive action to improve our future profitability and build shareholder value. Our management team is focused on determining the best options for the solar pastes business, and we intend to make and execute our decisions quickly. In addition, we are taking actions in our worldwide operations—including business process improvements and organizational changes—in order to reduce annual operating expenses by $30 million over the next two years,” said Chairman, President and Chief Executive Officer James F. Kirsch. “We are analyzing further capacity consolidation, particularly in Europe, due to the weak economic conditions in the region. As a result of these initiatives, we are targeting worldwide headcount reductions of approximately 10 percent over the next two years.”

2012 Third-Quarter Results

Net sales for the three months ended September 30, 2012, were $415 million, a decline of 24 percent from net sales of $546 million in the third quarter of 2011. Sales declined in all segments compared with the prior-year quarter. Reduced sales of Electronic Materials products, including precious metal sales, and reduced customer demand in Europe due to a weaker economic climate were the primary contributors to the decline in net sales. Reduced demand for conductive pastes used in solar cell applications, metal powders used in a variety of electronic products, and ceria-based surface finishing materials resulted in a $90 million decline in sales for the Electronic Materials segment, including a $59 million decline in sales of precious metals due to reduced volume and lower silver prices.

Gross profit was $62 million, or 15.0% of net sales, during the 2012 third quarter, compared with $104 million or 19.0% of net sales during the prior-year quarter. Excluding special charges, gross profit was 18.0% of sales excluding precious metals during the quarter, compared with 23.4% in the 2011 third quarter. The primary driver of the decline in gross profit dollars was lower sales volume in the Electronic Materials segment. During the 2012 third quarter, gross profit was reduced by charges of $5.8 million, primarily related to inventory write-downs of solar pastes in the Electronic Materials segment and residual costs at manufacturing sites closed as part of earlier restructuring initiatives. Gross profit was reduced by charges of $0.7 million during the third quarter of 2011, due to residual costs at closed manufacturing sites.

Selling, general and administrative (“SG&A”) expenses were $65 million during the 2012 third quarter compared with $66 million in the prior-year quarter. SG&A expenses declined primarily due to lower incentive compensation expense. Higher special charges and increased reserves for bad debt partially offset the decline in SG&A expenses. SG&A expenses during the quarter included special charges of $3.2 million, primarily related to an increased reserve for other tax assets and residual expenses at sites closed as a part of earlier restructuring initiatives. During the third quarter of 2011, SG&A expense included $0.8 million in charges, primarily related to sites closed during prior-period restructuring actions.

During the third quarter of 2012, the Company elected to change its method of recognizing defined benefit pension and other postretirement benefit expenses. Under the new method, actuarial gains and losses will be recognized in operating results in the year in which the gains or losses occur. Prior-period results shown in this press release have been adjusted to apply the new method retrospectively.

Interest expense was $7.1 million during the 2012 third quarter, little changed from the prior-year quarter. Compared with the prior-year quarter, average interest rates paid on borrowings were slightly higher. The impact of higher average interest rates was largely offset by lower average borrowings during the quarter.

Income tax expense was $105 million during the 2012 third quarter. During the quarter, the Company recorded a reserve on its deferred tax assets which resulted in a $112 million increase in income tax expense. The net deferred tax assets, to which the valuation allowance was applied, are available for use in future periods.   The valuation allowance that was recorded against the net deferred tax assets will be reversed when the assets are utilized or when the Company determines that these assets are likely to be realized.

The net loss attributable to common shareholders for the 2012 third quarter was $316 million, or $3.66 per diluted share, compared with net income attributable to common shareholders of $19.3 million, or $0.22 per diluted share, in the third quarter of 2011. The adjusted net loss attributable to common shareholders for the 2012 third quarter was $0.02 per diluted share, excluding special charges, compared with adjusted earnings of $0.24 per diluted share in the third quarter of 2011. A reconciliation of reported to adjusted results excluding special charges is available in the supplementary financial data included in this press release.

The Company has estimated that the negative impact on adjusted earnings from its solar pastes business was $0.04 per diluted share during the 2012 third quarter and $0.09 per diluted share during the first nine months of 2012. During 2011, the solar pastes business contributed income of approximately $0.04 per diluted share in the third quarter and $0.22 per diluted share during the first nine months of the year. The estimated per share loss or income attributed to solar pastes excludes allocated corporate expenses for all periods.

Cash generated by operating activities was $14 million during the 2012 third quarter compared with $3 million in the prior-year quarter. The cash generation during the quarter was driven by reduced net working capital (inventories plus accounts receivable less accounts payable). Total debt declined to $337 million at September 30, 2012 from $342 million on June 30, 2012.

2012 Outlook

The Company expects 2012 sales, excluding precious metal sales, to be down 8% to 10% compared with 2011, including the negative impact of lower forecasted foreign exchange rates. Sales of precious metals are expected to decline due to lower average prices and lower volume. The sales outlook assumes modest economic growth in all regions except in Europe where economic activity is expected to continue to decline compared with prior-year periods.

Based on the Company’s current view of worldwide economic conditions, adjusted earnings in 2012 are expected to be in the range of $0.07 to $0.12 per diluted share. This forecast is unchanged from the forecast provided by the Company on October 9, 2012. The forecast includes an expected loss of approximately $0.14 to $0.17 per share related to the Company’s solar pastes business.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, restructuring and impairment charges, and other special charges, adjusted for a normalized 36 percent tax rate that is consistent with the U.S. statutory corporate income tax rate, and divided by the average number of diluted shares outstanding. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Conference Call

The Company will host a conference call to discuss its third-quarter financial results, its view of general business conditions and its current outlook for 2012 on Tuesday, October 30, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial 800-926-9795 if calling from the United States or Canada, or dial 212-231-2910 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on October 30 through noon Eastern time on November 6. To access the replay, dial 800-633-8284 (toll-free) if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21608706 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through March 31, 2013. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market, and Ferro’s ability to successfully implement strategic options for its solar pastes business;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	Ferro’s ability to successfully implement and/or administer its restructuring and cost reduction programs and produce the desired results;

•	implementation of new business processes and information systems;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets, including the amount of related impairment and other charges;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Ferro’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in the Ferro Corporation Annual Report on Form 10-K for the period ended December 31, 2011.

# # #

INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Ferro Corporation and Subsidiaries

Consolidated Statements of Net Income (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except share and		As adjusted		As adjusted
per share amounts)	2012	2011	2012	2011

Net sales	$414,840	$546,114	$1,362,735	$1,713,097
Cost of sales	352,501	442,304	1,124,228	1,374,614

Gross profit	62,339	103,810	238,507	338,483

Selling, general and administrative expenses	65,109	65,766	206,306	210,153
Restructuring and impairment charges	198,790	869	203,829	4,044
Other expense (income):
Interest expense	7,101	7,030	20,689	21,208
Interest earned	(57)	(50)	(192)	(193)
Foreign currency losses, net	869	1,726	792	4,049
Miscellaneous expense, net	792	64	3,027	458

(Loss) income before income taxes	(210,265)	28,405	(195,944)	98,764
Income tax expense	105,473	9,057	113,618	32,825

Net (loss) income	(315,738)	19,348	(309,562)	65,939
Less: Net income attributable to noncontrolling interests	376	40	830	573

Net (loss) income attributable to Ferro Corporation	(316,114)	19,308	(310,392)	65,366
Dividends on preferred stock	0	0	0	(165)

Net (loss) income attributable to Ferro Corporation common shareholders	$(316,114)	$19,308	$(310,392)	$65,201

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings per share	$(3.66)	$0.22	$(3.60)	$0.76
Diluted (loss) earnings per share	(3.66)	0.22	(3.60)	0.75

Shares outstanding:
Weighted-average basic shares	86,295,512	86,169,195	86,274,082	86,100,989
Weighted-average diluted shares	86,295,512	86,796,334	86,274,082	86,967,743
End-of-period basic shares	86,538,312	86,570,567	86,538,312	86,570,567

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Loss) (Unaudited)

	Three months ended		Nine months ended
(Dollars in thousands)	September 30,		September 30,
		As adjusted		As adjusted
	2012	2011	2012	2011
Segment Net Sales
Electronic Materials	$66,188	$156,081	$228,625	$538,790
Performance Coatings	137,229	153,365	447,058	453,546
Color and Glass Perf. Materials	84,262	100,525	285,586	306,806
Polymer Additives	79,881	85,634	251,055	262,767
Specialty Plastics	41,305	43,606	132,512	132,745
Pharmaceuticals	5,975	6,903	17,899	18,443
Total Segment Net Sales	$414,840	$546,114	$1,362,735	$1,713,097

Segment Income (Loss)
Electronic Materials	$(6,311)	$16,463	$(10,968)	$69,617
Performance Coatings	3,210	11,069	20,968	27,913
Color and Glass Perf. Materials	5,636	8,365	24,102	28,133
Polymer Additives	5,398	4,252	13,903	15,347
Specialty Plastics	3,728	2,717	12,182	7,416
Pharmaceuticals	85	1,254	1,892	3,525

Total Segment Income	11,746	44,120	62,079	151,951

Unallocated corporate expenses	14,516	6,076	29,878	23,621
Restructuring and impairment charges	198,790	869	203,829	4,044
Interest expense	7,101	7,030	20,689	21,208
Other expense, net	1,604	1,740	3,627	4,314

(Loss) income before income taxes	$(210,265)	$28,405	$(195,944)	$98,764

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)		As adjusted
	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$24,817	$22,991
Accounts receivable, net	322,620	306,775
Inventories	212,014	228,813
Deferred income taxes	6,419	17,395
Other receivables	37,338	37,839
Other current assets	12,746	17,086

Total current assets	615,954	630,899

Property, plant and equipment, net	331,894	379,336
Goodwill	68,952	215,601
Amortizable intangible assets, net	14,086	11,056
Deferred income taxes	16,835	117,658
Other non-current assets	71,913	86,101

Total assets	$1,119,634	$1,440,651

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$67,180	$11,241
Accounts payable	196,977	214,460
Accrued payrolls	31,564	31,055
Accrued expenses and other current liabilities	69,508	67,878

Total current liabilities	365,229	324,634

Long-term debt, less current portion	270,132	298,082
Postretirement and pension liabilities	190,283	215,732
Other non-current liabilities	19,846	19,709

Total liabilities	845,490	858,157

Shareholders’ equity	263,447	572,262
Noncontrolling interests	10,697	10,232

Total liabilities and equity	$1,119,634	$1,440,651

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended		Nine months ended
(Dollars in thousands)	September 30,		September 30,
		As adjusted		As adjusted
	2012	2011	2012	2011
Cash flows from operating activities
Net (loss) income	$(315,738)	$19,348	$(309,562)	$65,939
Impairment and reserve charges	311,084	0	311,084	0
Depreciation and amortization	13,727	15,674	41,734	48,523
Precious metals deposits	0	0	0	28,086
Accounts receivable	27,617	4,807	(23,006)	(63,733)
Inventories	7,060	1,544	15,637	(41,550)
Accounts payable	(19,505)	(23,367)	(4,254)	3,989
Other changes in current assets and liabilities, net	(317)	(22,244)	7,814	(36,365)
Other adjustments, net	(9,570)	7,626	(19,911)	(22,259)

Net cash provided by (used for) operating activities	14,358	3,388	19,536	(17,370)
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(10,737)	(20,106)	(46,245)	(51,923)
Proceeds from sale of assets	1,194	0	2,386	2,374
Other investing activities	(340)	0	96	193

Net cash used for investing activities	(9,883)	(20,106)	(43,763)	(49,356)
Cash flow from financing activities
Net borrowings under loans payable	(12,819)	(2,074)	22,087	55,496
Proceeds from long-term debt	110,155	147,955	323,151	530,174
Principal payments on long-term debt	(104,752)	(135,294)	(319,926)	(517,065)
Redemption of convertible preferred stock	0	0	0	(9,427)
Cash dividends paid	0	0	0	(165)
Other financing activities	1,820	676	760	(180)

Net cash (used for) provided by financing activities	(5,596)	11,263	26,072	58,833
Effect of exchange rate changes on cash and cash equivalents	571	(13)	(19)	758

(Decrease) increase in cash and cash equivalents	(550)	(5,468)	1,826	(7,135)
Cash and cash equivalents at beginning of period	25,367	27,368	22,991	29,035
Cash and cash equivalents at end of period	$24,817	$21,900	$24,817	$21,900

Cash paid during the period for:
Interest	$12,147	$12,045	$25,343	$24,620
Income taxes	1,032	5,931	3,130	20,646

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Three Months Ended September 30 (Unaudited)

	Three months ended September 30, 2012			Three months ended September 30, 2011

(Dollars in thousands, except per share amounts)	As reported	Adjust- ments	Non- GAAP	As adjusted	Adjust- ments	Non- GAAP

Net sales	$414,840		$414,840	$546,114		$546,114
Cost of sales	352,501	$(5,813)	346,688	442,304	$(712)	441,592

Gross profit	62,339		68,152	103,810		104,522
Selling, general and administrative expenses	65,109	(3,245)	61,864	65,766	(835)	64,931
Restructuring and impairment charges	198,790	(198,790)	0	869	(869)	0
Other expense, net	1,604		1,604	1,740		1,740

(Loss) earnings before interest, taxes and noncontrolling interest	(203,164)		4,684	35,435		37,851
Interest expense	7,101		7,101	7,030		7,030

Total adjustments		(207,848)			(2,416)

(Loss) income before taxes	(210,265)		(2,417)	28,405		30,821
Income tax expense	105,473			9,057
Income tax (benefit) expense [1]			(870)			9,863

Net (loss) income	(315,738)		(1,547)	19,348		20,958
Less: Net income attributable to noncontrolling interest	376		376	40		40

Net (loss) income attributable to Ferro	(316,114)		(1,923)	19,308		20,918
Dividends on preferred stock	0		0	0		0

Net (loss) income attributable to Ferro common shareholders	$(316,114)		$ (1,923)	$ 19,308		$ 20,918

Diluted (loss) earnings per share	$ (3.66)		$ (0.02)	$ 0.22		$ 0.24

1 2011 tax rate for the calculation of non-GAAP earnings was 32%, consistent with the Company’s 2011 expectations for future effective tax rates, excluding discrete items. The Company has adjusted the effective tax rate used in 2012 to 36% to reflect an updated analysis of future effective tax rates, excluding discrete items. The effective rate that is applied to 2012 adjusted earnings is consistent with the U.S. statutory income tax rate.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges, including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Nine Months Ended September 30 (Unaudited)

	Nine months ended September 30, 2012			Nine months ended September 30, 2011

(Dollars in thousands, except per share amounts)	As reported	Adjust- ments	Non- GAAP	As adjusted	Adjust- ments	Non- GAAP

Net sales	$1,362,735		$1,362,735	$1,713,097		$1,713,097
Cost of sales	1,124,228	$(7,204)	1,117,024	1,374,614	$(3,624)	1,370,990

Gross profit	238,507		245,711	338,483		342,107
Selling, general and administrative expenses	206,306	(5,969)	200,337	210,153	(3,340)	206,813
Restructuring and impairment charges	203,829	(203,829)	0	4,044	(4,044)	0
Other expense, net	3,627	(808)	2,819	4,314		4,314

(Loss) earnings before interest, taxes and noncontrolling interest	(175,255)		42,555	119,972		130,980
Interest expense	20,689		20,689	21,208		21,208

Total adjustments		(217,810)			(11,008)
Income before taxes	(195,944)		21,866	98,764		109,772
Income tax expense	113,618			32,825
Income tax expense[1]			7,872			35,127

Net (loss) income	(309,562)		13,994	65,939		74,645
Less: Net income attributable to noncontrolling interest	830		830	573		573

Net (loss) income attributable to Ferro	(310,392)		13,164	65,366		74,072
Dividends on preferred stock	0		0	(165)		(165)
Net (loss) income attributable to Ferro common shareholders	$ (310,392)		$ 13,164	$ 65,201		$ 73,907

Diluted (loss) earnings per share	$ (3.60)		$ 0.15	$ 0.75		$ 0.85

1 2011 tax rate for the calculation of non-GAAP earnings was 32%, consistent with the Company’s 2011 expectations for future effective tax rates, excluding discrete items. The Company has adjusted the effective tax rate used in 2012 to 36% to reflect an updated analysis of future effective tax rates, excluding discrete items. The effective rate that is applied to 2012 adjusted earnings is consistent with the U.S. statutory income tax rate.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges, including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three months ended		Nine months ended
(Dollars in thousands)	September 30,		September 30,
	2012	2011	2012	2011

Electronic Materials	$35,264	$65,736	$116,944	$216,548
Performance Coatings	137,229	153,365	447,058	453,546
Color and Glass Perf. Materials	79,224	91,173	264,423	280,514
Polymer Additives	79,881	85,634	251,055	262,767
Specialty Plastics	41,305	43,606	132,512	132,745
Pharmaceuticals	5,975	6,903	17,899	18,443

Total segment sales excluding precious metals	378,878	446,417	1,229,891	1,364,563
Sales of precious metals	35,962	99,697	132,844	348,534

Total net sales	$414,840	$546,114	$1,362,735	$1,713,097

It should be noted that segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.